EXHIBIT 99.1
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                                  NEWS RELEASE
FOR IMMEDIATE RELEASE
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CONTACTS:
Moosa E. Moosa                             Jane Miller
Chief Financial Officer                    Corporate Relations Manager
(603) 595-7000                             (603) 594-8585 x 3346
                                           Email: INVESTORRELATIONS@PRESSTEK.COM



          PRESSTEK ANNOUNCES DISMISSAL OF SECURITIES CLASS ACTION SUIT

Hudson, NH - October 4, 2004 - Presstek, Inc. (Nasdaq:PRST) today announced that the purported securities class action lawsuit brought against the company, together with its former Chief Executive Officer Robert W. Hallman, and former Chief Financial Officer Neil Rossen, has been dismissed. The suit, claiming to be brought on behalf of purchasers of Presstek's common stock during the period from December 10, 1999 through July 16, 2001, was filed in June 2003 in the United States District Court for the District of New Hampshire.

In a 47-page decision granting Presstek's motion to dismiss, United States District Court Judge Steven J. McAuliffe found that each of the claims brought by the plaintiffs failed to allege a claim on which the Court could grant relief and ordered that the Clerk of the Court enter judgment closing the case.

"This is a great legal victory for Presstek," said Moosa E. Moosa, Presstek's Vice President-Finance and CFO. "Our legal team did a magnificent job with this case. Brian Pastuszenski of the Boston law firm of Testa, Hurwitz & Thibeault, LLP represented Presstek in the litigation. We have maintained all along that the claims were without merit and we are happy to have this behind us."

Presstek, Inc. is a leading developer of digital laser imaging and chemistry-free plate technologies for the printing and graphic arts industries. Marketed to world-leading press manufacturers and directly to end users, Presstek's patented DI(R), CTP and plate products eliminate photographic darkrooms, film and toxic processing chemicals, reduce the printing turnaround time and lower the production costs. The company's Lasertel subsidiary supplies it with the valuable resources necessary for its next generation laser imaging devices.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains express or implied forward-looking statements, including statements regarding future developments in the litigation. These statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including the possibility of an appeal of the Court's ruling by plaintiffs.


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